EXHIBIT 99.1

NEWS RELEASE

Contact:	Deric Eubanks	Jordan Jennings	Joseph Calabrese
	Chief Financial Officer	Investor Relations	Financial Relations Board
	(972) 490-9600	(972) 778-9487	(212) 827-3772

BRAEMAR HOTELS & RESORTS DECLARES DIVIDENDS
FOR FOURTH QUARTER Of 2018 AND
ISSUES GUIDANCE FOR 2019 DIVIDENDS
DALLAS, December 10, 2018 - Braemar Hotels & Resorts Inc. (NYSE: BHR) (“Braemar” or the “Company”) announced today that its Board of Directors declared a quarterly cash dividend of $0.16 per diluted share for the Company's common stock for the fourth quarter ending December 31, 2018. The dividend, which equates to an annual rate of $0.64 per share, is payable on January 15, 2019, to shareholders of record as of December 31, 2018.
The Board also approved the Company's dividend policy for 2019. The Company expects to pay a quarterly cash dividend of $0.16 per share for 2019, or $0.64 per share on an annualized basis. The Board will continue to review its dividend policy on a quarter-to-quarter basis. The adoption of a dividend policy does not commit the Board of Directors to declare future dividends or the amount thereof.
The Board declared a quarterly cash dividend of $0.3438 per diluted share for the Company's 5.5% Series B Cumulative Convertible Preferred Stock for the fourth quarter ending December 31, 2018. The dividend, which equates to an annual rate of $1.375 per share, is payable on January 15, 2019, to shareholders of record as of December 31, 2018.
The Board declared a quarterly cash dividend of $0.234896 per diluted share for the Company's 8.25% Series D Cumulative Preferred Stock for the fourth quarter ending December 31, 2018. This dividend is pro-rated for the number of days the Series D Cumulative Preferred Stock was outstanding during the quarter. The dividend, which equates to an annual rate of $2.0625 per share, is payable on January 15, 2019, to shareholders of record as of December 31, 2018.
Braemar Hotels & Resorts is a real estate investment trust (REIT) focused on investing in luxury hotels and resorts.
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Certain statements and assumptions in this press release contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words "will likely result," "may," "anticipate," "estimate," "should," "expect," "believe," "intend,” or similar expressions, we intend to identify forward-looking statements. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Braemar’s control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Braemar’s filings with the Securities and Exchange Commission.

The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.